Exhibit 10.8

RESTRICTED STOCK UNIT AGREEMENT

Brighthouse Financial, Inc. (the “Company”) confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Restricted Stock Units.

If you are an employee of the Company your Restricted Stock Units are subject to the terms and conditions of the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan (the “ Employee Plan”) and this Restricted Stock Unit Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Restricted Stock Units under certain circumstances.

Employees should note that these are the “Standard Terms” referenced in the Supplement and will apply to your Restricted Stock Units except in so far as Supplement Sections S-2 (“Change of Status”), S-3 (“Change of Control”), or S-15 (“Restrictive Covenants”) apply.

If you are a Director of the Company your Restricted Stock Units are subject to the terms and conditions of the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan (the “Director Plan”). Please note that the Director Plan includes terms for forfeiture of your Restricted Stock Units under certain circumstances.

The Period of Restriction for your Restricted Stock Units granted under this Agreement will begin on the Grant Date and will end on September 30, 2018.

Restricted Stock Units will be due and payable, net of any necessary tax withholding, in the form of Shares as soon as administratively practicable after the conclusion of the Period of Restriction, provided that shareholders of the Company approve the compensation plan applicable to you as described above. In the event shareholders do not approve the Employee Plan (if you are an Employee) or the Director Plan (if you are a Non-Management Director), the Restricted Stock Units granted pursuant to this Agreement will be canceled and this Agreement will be void ab initio.

The timing of payment is specified in Supplement Section S-8 (“Timing of Payment”). If you are both an Employee and an Insider (as defined under the Employee Plan), then your Restricted Stock Units will only become due and payable if the Committee determines in writing that the Company met one or more of the Code Section 162(m) Goals. The Performance Period for the measurement of 162(m) goals, in cases where they apply, is the same as the Period of Restriction.

IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this Agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.